Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

REPAY HOLDINGS CORPORATION

Repay Holdings Corporation, a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: That the Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended as follows:

1.	Section 5.1 is hereby amended to read in its entirety as follows:

“Section 5.1. By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the by-laws or pursuant to applicable law, the affirmative vote of the holders of a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the by-laws of the Corporation or to adopt any provision inconsistent therewith.”

2.	Section 6.1 subsection (A) of the Certificate is hereby amended to read in its entirety as follows:

“Section 6.1. Board of Directors.

(A) Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The total number of directors constituting the whole Board shall be determined from time to time exclusively by resolution adopted by the Board; provided, however, that the number of directors constituting the whole Board shall not be more than 15. The directors are divided into three classes designated Class I, Class II and Class III. The terms of the classes elected at the annual meeting of stockholders held in 2020 and 2021, respectively, expire at the 2023 and 2024 annual meeting of stockholders, respectively. Commencing with the election of directors at the 2022 annual meeting of stockholders, each director elected by the stockholders at an annual meeting of stockholders shall serve for a term expiring at the next succeeding annual meeting of stockholders and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. Accordingly, the division of directors into classes described above shall terminate at the 2024 annual meeting of stockholders.”

3.	Section 6.1 subsection (B) of the Certificate is hereby amended to read in its entirety as follows:

“(B) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreements, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding the foregoing, until the 2024 annual meeting of stockholders, any director elected to fill a vacancy caused by the death, resignation, retirement, disqualification, removal or other cause of a director shall hold office until the annual meeting of stockholders at which the term of such director would have expired and until his or her successor shall have been duly elected and qualified.”

4.	Section 6.1 subsection (C) of the Certificate is hereby amended to read in its entirety as follows:

“(C) Until the 2024 annual meeting of stockholders, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Thereafter, any or all of the directors may be removed with or without cause upon the affirmative vote of the holders of a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

5.	Section 13.1 of the Certificate is hereby amended to read in its entirety as follows:

“Section 13.1. Amendments. Except as expressly provided in the remainder of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), this Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

SECOND: That the foregoing amendment to the Certificate was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on the date set forth below.

REPAY HOLDINGS CORPORATION

June 8, 2022	By:	/s/ John Morris
John Morris
Chief Executive Officer